EXHIBIT 10.17

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is entered into effective as of February 18, 2019 (the “Effective Date”), by and between Jacob Orville (“Employee”) and Exact Sciences Corporation, a Delaware corporation (the “Company,” and together with Employee, the “Parties”).

WHEREAS, the Company desires to employ Employee as its Senior Vice President, Pipeline, and Employee desires to accept such employment, under this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, and other good and valuable consideration, receipt of which is hereby acknowledged, the Parties agree as follows:

1.Employment. The Company shall employ Employee as the Company’s Senior Vice President, Pipeline and Employee shall serve the Company in such position, under this Agreement and subject to the authority and direction of the Board of Directors of the Company (the “Board”) or its designee. Employee shall (a) devote his or her full-time professional efforts, attention and energies to the business of the Company, (b) owe an undivided duty of loyalty to the Company and (c) faithfully and to the best of Employee’s abilities perform his or her duties hereunder. Employee may serve as a director or committee member of other corporations, charitable organizations and trade associations (provided that the Company is notified in advance of all such positions) and may otherwise engage in charitable and community activities, deliver lectures and fulfill speaking engagements (with the prior approval of the CEO), and manage personal investments, but only if such services and activities do not interfere with the performance of Employee’s duties and responsibilities under this Agreement.

2.Term of Employment. Employee’s employment (the “Employment Term”) shall continue until terminated as provided in Section 6 below. A “Separation from Service” means the termination of Employee’s employment with, and performance of services for, the Company and each Affiliate. If Employee is employed by, or performing services for, an Affiliate or a division of the Company or an Affiliate, Employee shall not be deemed to incur a Separation from Service if such Affiliate or division ceases to be an Affiliate or division of the Company, as the case may be, and Employee immediately thereafter becomes an employee of (or service provider to) the Company or an Affiliate or a successor company or an affiliate or subsidiary thereof. Approved temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Affiliates will not be considered a Separation from Service. Notwithstanding the foregoing, with respect to any amount or benefit under this Agreement that constitutes nonqualified deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and that is payable upon a Separation from Service, “Separation from Service” means a “separation from service” as defined under Code Section 409A.

3.Compensation. During the Employment Term, Employee shall receive the following compensation from the Company.

a.Base Salary. Employee’s annual base salary on Effective Date is Three Hundred Seventy-Five Thousand dollars and eight cents ($375,000.08), payable in accordance with the normal payroll practices of the Company (“Base Salary”). Employee’s Base Salary shall be subject to annual review by the Company’s Chief Executive Officer (the “CEO”), the Board and its Compensation Committee (the “Committee”). During the Employment Term, the Company shall periodically, in the discretion of, and at intervals determined by, the Committee, review the Base Salary amount to determine any modifications. In no event shall the Base Salary, following any such modification, be less than the Base Salary amount for the immediately preceding twelve (12)-month period other than as permitted in Section 6.a(iii) below.

b.Annual Bonus Compensation. Employee shall be eligible to be considered for an annual, discretionary cash bonus each calendar year. Employee’s target annual bonus percentage for each calendar year shall be fifty percent (50%) of his or her Base Salary as of January 1 of the

applicable new calendar year. Employee acknowledges that any such annual bonus shall be entirely within the discretion of the CEO and the Committee based upon the achievement of goals (including corporate and individual goals) and other discretionary factors as determined by the Board or the Committee after consultation with the CEO. Except as otherwise provided in the discretion of the Committee or in this Agreement, Employee shall not be eligible to be considered for, or to receive, an annual bonus for any calendar year unless he or she remains employed with the Company through December 31 of the applicable calendar year and through the date of payment of such bonus. If an annual bonus is awarded to Employee, it shall be paid no later than March 15 following the end of the calendar year for which it was awarded.

c.Equity Incentives.

i.The Board, upon the recommendation of the Committee, or the Committee, may grant Employee from time to time options to purchase shares of the Company’s common stock and other equity compensation plan awards, including restricted stock units, both as a reward for past individual and corporate performance and as an incentive for future performance. Such options and other awards, if granted, shall be pursuant to the Company’s then current equity compensation plan. For purposes of this Agreement, “Equity Awards” means Employee’s stock options, stock appreciation rights, restricted stock units (including performance stock units) and restricted shares (including performance shares), in each case that are issued and outstanding under a Company equity compensation plan; and, for the avoidance of doubt, Equity Awards shall not include any rights or benefits under the Company’s 2010 Employee Stock Purchase Plan, as amended, or any successor plan thereto. For purposes of this Agreement, a “Performance Award” means an Equity Award that vests or becomes earned subject to the attainment of performance goals.

ii.Effective DATE, Employee will receive an initial grant of restricted stock units (“RSUs”) with a value of one million, two hundred thousand dollars ($1,200,000.00) to be settled in shares of the Company’s common stock based on the 30-day trading average at the time of grant, pursuant to the Company’s stock option plan upon commencement of employment. Twenty-five percent (25%) of the shares underlying the RSUs shall vest on the first anniversary of the date of grant and annually thereafter, commencing on the first anniversary of the grant date, subject to the acceleration of vesting (i) as described in Section 6.a hereof, (ii) as described in Section 7.a(iv) and 7.b(ii) hereof, and (iii) as may be set forth in the grant agreements issued by the Company, as amended, provided, that in the event of a conflict between any grant agreement and this Agreement this Agreement shall control.

d.Relocation bonus. The Company shall pay Employee a one-time relocation payment of three hundred and twenty-five thousand dollars ($325,000) to assist with Employee’s moving and relocation expenses associated with relocation to Madison, Wisconsin (“Relocation Bonus”). This one-time Relocation Bonus will be paid within thirty (30) days from Effective Date. The Company will also pay the reasonable expenses incurred in moving Employee’s household goods (to include vehicles) to permanent or temporary housing in Madison, Wisconsin (“Reasonable Moving Expenses”). The Reasonable Moving Expenses payment will be arranged directly between a third-party moving partner and Company. Should Employee voluntarily terminate employment within eighteen (18) months of Effective Date, Employee must repay to Company the full Relocation Bonus and Reasonable Moving Expenses within thirty (30) days of the last date of Employee’s employment with Company.

e.Sign-on bonus. The Company shall pay Employee a one-time sign-on bonus of two hundred thousand dollars ($200,000.00) (“Sign-on Bonus”), which is intended to provide compensation for a bonus payment anticipated in 2019 from Employee’s previous employer if Employee had continued his employment with that employer. This one-time Sign-on Bonus will be paid within thirty (30) days from Effective Date. Should employee voluntarily terminate employment within eighteen (18) months of Effective Date, Employee must repay to the Company the full Sign-on Bonus within thirty (30) days of the last date of Employee’s employment with Company.

4.Benefits.

a.Benefits. Employee shall be entitled to participate in the sick leave, insurance (including medical, life and long-term disability), profit-sharing, retirement and other benefit programs that are generally provided to similarly situated and performing employees of the Company, all in accordance with the rules and policies of the Company as to such matters and the plans established therefore.

b.PTO and Paid Holidays. Employee shall receive paid time off (“PTO”) and Paid Holidays (including dates designated as Company-wide holidays and floating personal holidays) as provided by and subject to the terms of the Company’s applicable policies. These policies presently provide fulltime employees with four (4) weeks of PTO and twelve (12) Paid Holidays per calendar year (pro-rated based on start-date).

c.Indemnification. To the fullest extent permitted by applicable law or the Company’s articles of incorporation and bylaws, the Company shall, during the Employment Term and after Employee’s Separation from Service, indemnify Employee (including providing advancement of expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, incurred by Employee in connection with the defense of any lawsuit or other claim or investigation to which Employee is made, or threatened to be made, a party or witness by reason of being or having been an officer, director or employee of the Company or any of its subsidiaries or affiliates as deemed under the Securities Exchange Act of 1934, as amended (“Affiliates”), or a fiduciary of any of their benefit plans, other than actions by the Company against Employee alleging breach of this Agreement by Employee.

d.Liability Insurance. Both during the Employment Term and after Employee’s Separation from Service, the Company shall cause Employee to be covered under a directors and officers’ liability insurance policy for his or her acts (or non-acts) as an officer of the Company or any of its Affiliates. Such policy shall be maintained by the Company, at its expense in an amount and on terms (including the time period of coverage after Employee’s Separation from Service) at least as favorable to Employee as policies covering the Company’s other executive officers.

5.Business Expenses. Upon submission of a satisfactory accounting by Employee, consistent with the policies of the Company, the Company shall reimburse Employee for any reasonable and necessary out-of-pocket expenses actually incurred by Employee in the furtherance of the business of the Company.

6.Separation from Service.

a.By Employee.

i.Without Good Reason. Employee may initiate Employee’s Separation from Service under this Agreement at any time without Good Reason with at least thirty (30) business days’ written notice (the “Employee Notice Period”) to the Company. Upon Separation from Service by Employee under this section, the Company may, in its sole discretion and at any time during the Employee Notice Period, suspend Employee’s duties for the remainder of the Employee Notice Period, as long as the Company continues to pay compensation to Employee, including benefits, throughout the Employee Notice Period.

ii.With Good Reason. Subject to Section 7.a below, Employee may initiate Employee’s Separation from Service under this Agreement with Good Reason at any time within ninety (90) days after the occurrence of an event constituting Good Reason.

iii.Good Reason Defined. “Good Reason” means, provided that Employee has complied with the Good Reason Process following the occurrence of any of the following events without Employee’s consent: (i) Employee’s Base Salary is reduced (x) in a manner that is not applied proportionately to other senior executive officers of the Company or (y) by more than thirty percent (30%) of Employee’s then current Base Salary; (ii) Employee’s duties, authority or responsibilities are materially reduced or are materially inconsistent with the scope of authority, duties and responsibilities of Employee’s position; (iii) the occurrence of a material breach by the Company of any of its obligations to Employee under this Agreement; or (iv) a relocation of Employee’s principal place of employment by more than fifty (50) miles.

iv.Good Reason Process. “Good Reason Process” means that (i) Employee reasonably determines in good faith that a Good Reason condition has occurred; (ii) Employee notifies the Company in writing of the occurrence of the Good Reason condition within sixty (60) days of such occurrence; (iii) Employee cooperates in good faith with the Company’s efforts, for a period of not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist following the Cure Period; and (v) Employee Separates from Service for Good Reason within sixty (60) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, and Employee Separates from Service due to such condition (notwithstanding its cure), then Employee shall not be deemed to have Separated from Service for Good Reason.

b.By the Company.

i.With Cause. The Company may initiate Employee’s Separation from Service under this Agreement for Cause immediately upon written notice to Employee.

ii.Cause Defined. “Cause” means any of the following:

1.Employee’s willful failure or refusal to perform Employee’s duties that continues for more than three (3) days after written notice from the Company;

2.Employee’s willful failure or refusal to follow or comply with any Company policy, rule or procedure that continues for more than three (3) days after written notice from the Company;

3.Employee’s commission of any fraud or embezzlement in connection with Employee’s duties or committed in the course of Employee’s employment;

4.Employee’s gross negligence or willful misconduct with regard to the Company or any of its Affiliates resulting in a material economic loss to the Company;

5.Employee’s conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude;

6.Employee’s conviction of, or plea of guilty or nolo contendere to, a misdemeanor the circumstances of which involve fraud, dishonesty or moral turpitude and that is substantially related to the circumstances of Employee’s job with the Company;

7.Employee’s willful and material violation of any statutory or common law duty of loyalty to the Company or any of its Affiliates;

8.Employee’s material breach of this Agreement, the Non-Disclosure and Invention Agreement or the Restrictive Covenant Agreement; or

9.Employee’s material breach of the Company’s policies prohibiting harassment, discrimination, and/or retaliation, the Company’s Code of Business Conduct and Ethics, and/or the Company’s Insider Trading Policy.

A Separation from Service for Cause shall be deemed to include a determination by the Company in its sole discretion following Employee’s Separation from Service that circumstances existing prior to the Separation from Service or during the payment of severance benefits would have entitled the Company or an Affiliate to have terminated Employee’s service for Cause. All rights Employee has or may have under this Agreement shall be suspended automatically during the pendency of any investigation by the Company, or during any negotiations between the Parties, regarding any actual or alleged act or omission by Employee of the type described in the applicable definition of Cause.

i.Without Cause. Subject to Section 7.a below, the Company may initiate Employee’s Separation from Service under this Agreement without Cause upon at least thirty (30) days’ written notice (the “Company Notice Period”) to Employee. Upon any Separation from Service initiated by the Company without Cause, the Company may, in its sole discretion and at any time during the Company Notice Period, suspend Employee’s duties for the remainder of the Company Notice Period, as long as the Company continues to pay compensation to Employee, including benefits, throughout the Company Notice Period.

c.Death or Disability. Notwithstanding Section 2 above, in the event of the death of Employee or disability of Employee that prevents Employee from performing the Essential Job Functions of his or her position (even with a Reasonable Accommodation) during the Employment Term, (i) Employee shall incur a Separation from Service and this Agreement shall immediately and automatically terminate, (ii) the Company shall pay Employee (or in the case of death, Employee’s designated beneficiary) Base Salary and accrued but unpaid bonuses, in each case up to the date of Separation from Service and (iii) one hundred percent (100%) of Employee’s Equity Awards shall become fully vested and exercisable; and Employee shall be entitled to exercise such Equity Awards (if exercisable) in accordance with Section 7.f below. None of Employee, his or her beneficiary or his or her estate shall be entitled to any severance benefits set forth in Section 7 below if Employee’s Separation from Service occurs as a result of Employee’s death or disability. In the event of the disability of Employee, the Parties shall comply with applicable federal, state and local law. For purposes of this Section 6.c, “Essential Job Functions” and “Reasonable Accommodation” shall have the meanings of these terms under applicable law, and shall be interpreted to grant Employee the same, and no greater, rights and responsibilities provided by applicable law.

d.Survival. Each of the Non-Disclosure and Invention Agreement and the Restrictive Covenant Agreement described in Section 8 below and attached hereto as Exhibit A and Exhibit B, respectively, shall survive the termination of this Agreement.

7.Severance and Other Rights Relating to Separation from Service and Change in Control.

a.Separation from Service by the Company without Cause or by Employee for Good Reason. If the Company initiates Employee’s Separation from Service without Cause or if Employee initiates Employee’s Separation from Service for Good Reason, then subject to the conditions described in Section 7.c below, the Company shall provide Employee the following payments and other benefits:

i.(i) Salary continuation for a period of twelve (12) months at Employee’s then current Base Salary, which shall commence on the first payroll date that is on or that immediately follows the sixtieth (60th) day following the Separation from Service; (ii) any accrued but unpaid Base Salary as of the Separation from Service; and (iii) any earned, awarded and accrued, but unpaid, bonus as of the Separation from Service, all on the same terms and at the same times as would have applied had Employee not incurred a Separation from Service.

ii.If Employee elects COBRA coverage for health and/or dental insurance in a timely manner, the Company shall pay the monthly premium payments for such timely elected coverage (consistent with what was in place at the Separation from Service) when each premium is due until the earliest of the following: (i) twelve (12) months from the Separation from Service; (ii) the date Employee obtains new employment that offers health and/or dental insurance that is reasonably comparable to that offered by the Company; or (iii) the date COBRA continuation coverage would otherwise terminate in accordance with the provisions of COBRA. Thereafter, health and dental insurance coverage shall be continued only to the extent required by COBRA and only to the extent Employee timely pays the premium payments himself or herself.

iii.Within thirty (30) days of the Separation from Service, the Company shall pay Employee Ten Thousand Dollars ($10,000) towards the cost of an outplacement consulting package for Employee.

iv.The time vesting and exercisability of one hundred percent (100%) of Employee’s Equity Awards shall accelerate by a period of twelve (12) months; and Employee shall be entitled to exercise such Equity Awards (if exercisable) in accordance with Section 7.6 below. For purposes of Performance Awards, Employee shall be treated under this Section 7.a(iv) as having remained in service for an additional twelve (12) months following actual Separation from Service, provided that Performance Awards shall not become vested or earned solely as a result of this Section 7.a(iv), and such vesting and earning shall remain subject to the attainment of all applicable performance goals, and such Performance Awards, if and to the extent they become vested or earned, shall be payable at the same time as under the applicable award agreement.

b.Change in Control. The Board has determined that it is in the best interests of the Company and its stockholders to ensure that the Company will have the continued dedication of Employee, notwithstanding the possibility, threat or occurrence of a Change in Control. The Board believes it is imperative to diminish the inevitable distraction of Employee by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control, to encourage Employee’s full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control and to provide Employee with compensation and benefits arrangements upon a Change in Control that ensure that the compensation and benefits expectations of Employee will be satisfied and that are competitive with those of other similarly-situated companies. Therefore, in order to accomplish these objectives, the Board has caused the Company to include the provisions set forth in this Section 7.b.

i.Change in Control Defined. “Change in Control” means, and shall be deemed to have occurred if, on or after the Effective Date, (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) or group acting in concert, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company acting in such capacity or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities, (ii) during any twelve (12)-month period, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, (iii) the consummation of a merger or consolidation of the Company with any other corporation other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (iv) the sale or disposition by the Company of (in one (1) transaction or a series of related transactions) all or substantially all of the Company’s assets.

ii.Acceleration of Vesting of Equity Awards.

1.Upon a Change in Control, the time vesting and exercisability of one hundred percent (100%) of Employee’s Equity Awards shall immediately accelerate by a period of twelve (12) months, provided that this Section 7.2(b)(ii) shall apply to Performance Awards such that if the applicable performance period is scheduled to end within twelve (12) months following the Change in Control, the Performance Award shall be deemed to have been fully vested and earned as of the Change in Control based upon the greater of (A) an assumed achievement of all relevant performance goals at the “target” level or (B) the actual level of achievement of all relevant performance goals as of the Change in Control.

2.If within four (4) months before or twelve (12) months after a Change in Control, Employee incurs a Separation from Service initiated by the Company (or a successor) without Cause or initiated by Employee for Good Reason, then one hundred percent (100%) of Employee’s Equity Awards shall become fully vested and exercisable; and Employee shall be entitled to exercise such Equity Awards (if exercisable) in accordance with Section 7.f below. Performance Awards shall be deemed to have been fully vested and earned under this Section 7.b(ii)(2) based upon the greater of (1) an assumed achievement of all relevant performance goals at the “target” level or (2) the actual level of achievement of all relevant performance goals as of the Change in Control.

c.Conditions Precedent. The Company’s obligations to Employee described in Sections 7.a and 7.b above are contingent on Employee’s delivery to the Company of a signed waiver and release of claims against the Company and its Affiliates in a form reasonably satisfactory to the Company within twenty-one (21) days (or forty-five (45) days to the extent required by applicable law) after the day on which the Company provides the release to Employee, and not revoking such release (if a right to revocation exists under applicable law). Moreover, Employee’s rights to receive ongoing payments and benefits pursuant to Sections 7.a and 7.b above (including the right to ongoing payments under the Company’s equity compensation plans) are conditioned on Employee’s ongoing compliance with his or her obligations as described in Section 8 below, and Company may set off any such payments or benefits, except to the extent prohibited by law, in the event of Employee’s failure to comply with any such obligations. Any cessation by the Company of any such payments and benefits shall be in addition to, and not in lieu of, any and all other remedies available to the Company for Employee’s breach of his or her obligations described in Section 8 below.

d.No Severance Benefits. Employee shall not be entitled to any severance benefits if Employee initiates Employee’s Separation from Service without Good Reason or if the Company initiates Employee’s Separation from Service without Cause; provided, however, that Employee shall be entitled to (i) Base Salary prorated through the Separation from Service; and (ii) medical coverage and other benefits required by law and plans (as provided in Section 7.e below).

e.Benefits Required by Law and Plans. In the event of Employee’s Separation from Service, Employee shall be entitled to medical and other insurance coverage, if any, as is required by law and, to the extent not inconsistent with this Agreement, to receive such additional benefits as Employee may be entitled under the express terms of applicable benefit plans (other than bonus or severance plans) of the Company or its Affiliates.

f.Exercise Period of Equity Awards after Separation from Service. Notwithstanding any provision of this Agreement or any applicable Equity Award agreement to the contrary, (i) in the event of Employee’s Separation from Service initiated by the Company without Cause or by Employee for Good Reason or due to Employee’s disability or death, Employee’s vested and exercisable Equity Awards shall remain exercisable (if exercisable) until the earlier of two (2) years from such Separation from Service or the latest date on which those Equity Awards expire or are eligible to be exercised under the applicable award agreements, determined without regard to such Separation from Service and (ii) in the event of Employee’s Separation from Service initiated by the Cause for Cause of by Employee without Good Reason, the exercise periods of Employee’s Equity Awards shall continue to be governed by the terms of the applicable award agreements.

8.Restrictions.

a.Non-Disclosure and Invention Agreement. In consideration for employment or continued employment by the Company, as well as the salary and additional compensation and benefits described in this Agreement, as well as the Company’s provision of confidential information of the Company to Employee, Employee has entered or shall enter into and shall comply with the terms of the Employee Non-Disclosure and Invention Assignment Agreement in substantially the form attached hereto as Exhibit A (the “Non-Disclosure and Invention Agreement”).

b.Restrictive Covenant Agreement. In consideration for employment or continued employment by the Company, as well as the salary and additional compensation and benefits described in this Agreement, as well as the Company’s provision of confidential information of the Company to Employee, Employee has entered or shall enter into and shall comply with the terms of the Employee Non-Competition, Non-Solicitation and No-Interference Agreement in substantially the form attached hereto as Exhibit B (the “Restrictive Covenant Agreement”).

9.Arbitration. Unless other arrangements are agreed to by the Parties, any disputes arising under or in connection with this Agreement, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, shall be resolved by binding arbitration to be conducted pursuant to the Agreement for Arbitration Procedures of Certain Employment Disputes in substantially the form attached hereto as Exhibit C.

10.Assignments: Transfers: Effect of Merger. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation, or pursuant to the sale or transfer of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company. This Agreement shall not be terminated by any merger, consolidation or transfer of assets of the Company referred to above. In the event of any such merger, consolidation or transfer of assets, this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred. Concurrently with any merger, consolidation or transfer of assets referred to above, the Company shall cause any successor or transferee unconditionally to assume, either contractually or as a matter of law, all of the obligations of the Company hereunder. This Agreement shall inure to the benefit of, and be enforceable by or against, Employee or Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, designees and legatees. None of Employee’s rights or obligations under this Agreement may be assigned or transferred by Employee other than Employee’s rights to compensation and benefits, which may be transferred only by will or operation of law. If Employee should die while any amounts or benefits have been accrued by Employee but not yet paid as of the date of Employee’s death and which would be payable to Employee hereunder had Employee continued to live, all such amounts and benefits unless otherwise provided herein shall be paid or provided in accordance with the terms of this Agreement to such person or persons appointed in writing by Employee to receive such amounts or, if no such person is so appointed, to Employee’s estate.

11.No Set-off; No Mitigation Required. Except as expressly provided otherwise in this Agreement, the obligation of the Company to make any payments provided for hereunder and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against Employee or others. In no event shall Employee be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Employee under this Agreement, and such amounts shall not be reduced (except as otherwise specifically provided herein) whether or not Employee obtains other employment.

12.Taxes. The Company shall have the right to deduct from any payments made pursuant to this Agreement any and all federal, state and local taxes or other amounts required by law to be withheld.

13.Code Section 409A. This Agreement is intended to comply with Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding any provision of this Agreement to the contrary, to the extent required to avoid accelerated taxation or tax penalties under Code Section 409A, any amounts or benefits that would otherwise be payable under this Agreement during the six (6)-month period immediately following Employee’s Separation from Service shall instead be paid on the first payroll date after the six (6)-month anniversary of Employee’s Separation from Service (or Employee’s death, if earlier). For purposes of Code Section 409A, Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be in the sole discretion of the Company. Notwithstanding the foregoing, the Company shall not have any obligation to take any action to prevent the assessment of any excise tax or penalty on any person under Code Section 409A and the Company shall not have any liability to any person for such tax or penalty.

14.Code Section 280G. Notwithstanding any provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or an Affiliate to Employee or for Employee’s benefit under this Agreement or otherwise (“Covered Payments”) constitute “parachute payments” within the meaning of Code Section 280G and would, but for this Section 14, be subject to the excise tax imposed under Code Section 4999 or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit to Employee of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to Employee if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax; and if the amount calculated under (i) is less than the amount under (ii), the Covered Payments shall be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax. “Net Benefit” means the present value of the Covered Payments net of all taxes. All determinations required to be made under this Section 14 shall be made by the Company in its sole discretion.

15.Miscellaneous. No amendment, modification or waiver of this Agreement or consent to any departure thereof shall be effective unless in writing signed by the Party against whom it is sought to be enforced. This Agreement contains the entire Agreement that exists between the Parties with respect to the subjects herein contained and replaces and supersedes all prior agreements, oral or written, between the Parties with respect to the subjects herein contained. Except as and to the extent expressly provided in this Agreement, nothing herein shall affect any terms in the Non-Disclosure and Invention Agreement, the Restrictive Covenant Agreement, the Agreement for Arbitration Procedures of Certain Employment Disputes or any equity compensation plans or corresponding award agreements between the Parties now and hereafter in effect from time to time. If any provision of this Agreement is held for any reason to be unenforceable, the remainder of this Agreement shall remain in full force and effect. Each section is intended to be a severable and independent section within this Agreement. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this

Agreement. This Agreement is made in the State of Wisconsin and shall be governed by and construed in accordance with the laws of said State, without regard to principles of conflicts of law.

This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one (1) and the same instrument. All notices and all other communications provided for in this Agreement shall be in writing and shall be considered duly given upon personal delivery, delivery by nationally reputable overnight courier or on the third (3rd) business day after mailing from within the United States by first class certified or registered mail, return receipt requested, postage prepaid, all addressed to the address set forth below each Party’s signature to this Agreement. Any Party may change its address by furnishing notice of its new address to the other Party in writing in accordance herewith, except that any notice of change of address shall be effective only upon receipt.

IN WITNESS WHEREOF, Employee and the Company have executed this Employment Agreement as of the Effective Date.
EMPLOYEE
Sign name: /s/ Jake Orville
Print name: Jake Orville
Notice address:

EXACT SCIENCE CORPORATION
Sign name: /s/ Kevin T. Conroy
Print name: Kevin T. Conroy
Title President and Chief Executive Officer
Notice address: